Exhibit 99.1

TPI Received Acceptance Letter From NYSE MKT Regarding its Plan of Compliance with Continued Listing Requirements

Tianyin Pharmaceutical Inc. (NYSE Amex: TPI) (the “Company”), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API), received a plan acceptance letter (the “Plan Acceptance Letter”) on January 5, 2016 from the NYSE MKT LLC (the “Exchange”) indicating that the Exchange accepted the Company’s compliance plan, submitted on October 19, 2015 and supplemented on December 4, 2015, regarding the Company’s non-compliance of certain of the Exchange’s continued listing standards, as set forth in Sections 134 and 1101 of the NYSE MKT Company Guide.

The Company was notified by the Exchange previously of its noncompliance of the continued listing standards due to the delay in filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2015 (the “Form 10-Q”), in addition to the delay in filing of its Annual Report on Form 10-K for the year ended June 30, 2015 (the “Form 10-K”).

In the Plan Acceptance Letter, the Exchange indicated its acceptance of the Company’s compliance plan and granted a plan period through April 1, 2016, subject to the following conditions:

1.	The Company must regain possession of the files taken by the Sichuan Province Public Security Department (“SPPSD”) by April 1, 2016;
2.	The Company must comply with the Exchange’s timely alert policy when it has material news pursuant to Part 4 of the NYSE MKT Company Guide; and
3.	The Company should give serious consideration to disclosing estimated figures that reflect its current financial condition.

NYSE Regulation Staff will review the Company periodically for compliance with the initiatives outlined in its compliance plan. If any adverse development occurs in the interim, the Company is not in compliance with the continued listing standards by April 1, 2016 or if the Company does not make progress consistent with the compliance plan within the plan period, Exchange staff will initiate delisting procedures as appropriate. If that occurs, the Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list (EDL) of China. TPI’s pipeline targets various high incidence healthcare indications. For more information about TPI, please visit: http://www.tianyinpharma.com

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact: ir@tpi.asia

Web: http://www.tianyinpharma.com

Tel: +86-28-8551-6696 (Chengdu, China)

Address:

23rd Floor Unionsun Yangkuo Plaza

No. 2, Block 3, South Renmin Road

Chengdu, 610041

China